UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2016

QUEST SOLUTION, INC.

(Exact name of registrant as specified in charter)

Delaware	000-09047	20-3454263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

860 Conger Street, Eugene, OR 97402

(Address of Principal Executive Offices) (Zip Code)

(714) 899-4800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2016, Scot Ross resigned from his position as Vice-President of Finance of Quest Solution, Inc. (the “Company”). Mr. Ross will be pursuing other business and/or personal interests. In connection with Mr. Ross’s resignation, the Company entered into a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Ross.

The terms of the Separation Agreement provide that Mr. Ross will resign from his position as Vice-President of Finance and from any other managerial positions Mr. Ross may have with the Company and all of its subsidiaries or affiliates. Mr. Ross will retain an ownership interest in the Company in shares of common stock and restricted common stock, as well as a $102,000 promissory note from the Company to Mr. Ross which was amended and restated on July 31, 2016, a payment plan for $59,500 in connection with the redemption by the Company of 350,000 shares of restricted common stock pursuant to a stock redemption agreement entered into on July 31, 2016, and a pending assignment of his life insurance policy.

Pursuant to the Separation Agreement, the Company will pay Mr. Ross a severance amount equal to eleven months’ salary at his current rate of pay, for a total severance payment of $165,000.00 (the “Severance Payment”), payable in approximately 22 equal installments of $7,500.00 per payment (less any applicable taxes and customary withholding) over eleven months in accordance with the Company’s normal payroll cycles. The Separation Agreement provides for the acceleration of the Severance Payment in certain circumstances upon default. The Separation Agreement also provides that the Company will pay Mr. Ross $349.00 per month, representing the current applicable COBRA premium for individual coverage for Mr. Ross, until the earlier of 18 months following his resignation or the date Mr. Ross first becomes eligible for coverage under a subsequent employer health plan. The Separation Agreement further provides that the Company will maintain the premiums on a life insurance policy covering Mr. Ross until such policy and associated collateral are transferred to Mr. Ross.

The Separation Agreement cancels (i) time-based stock options exercisable by Mr. Ross with respect to 1,200,000 shares of Company common stock and (ii) performance-based stock options exercisable by Mr. Ross with respect to 2,200,00 shares of Company common stock. Under the terms of the Separation Agreement, 42,500 restricted shares of Company common stock will be cancelled and converted into 100,000 shares of the Company’s Series C preferred stock. The terms of the Separation Agreement supersede any salary, benefits, severance or other obligations owed to Mr. Ross following his resignation pursuant to that certain Employment Agreement, dated November 20, 2014, as amended on April 27, 2015 and May 2, 2016, the initial term of which had greater than three years remaining.

The Separation Agreement also contains confidentiality and non-disparagement provisions and a mutual release of claims. Mr. Ross may revoke the Separation Agreement by giving written notice to the Company within seven days following the date he signs the Separation Agreement.

The above description of the Separation Agreement is not complete and is qualified by reference to the complete document. A copy of the Separation Agreement is filed as Exhibit 10.1 to this report and is incorporated into Item 1.01 and 5.02 by reference.

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Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Separation Agreement and General Release by and between Quest Solution, Inc. and Scot Ross.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2016

QUEST SOLUTION, INC.

By:	/s/ Gilles Gaudreault
Gilles Gaudreault
Chief Executive Officer

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation Agreement and General Release by and between Quest Solution, Inc. and Scot Ross.

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